Exhibit No. 23.2

Consent of InSite Petroleum Consultants Ltd.

We hereby consent to the use of our name in the Annual Report on Form 10-K of Barnwell Industries, Inc. and to all references to us, our report concerning reserves and the data in that report appearing in the 10-K.

Date: December 18, 2014

InSite Petroleum Consultants Ltd.

By:	/s/ Larry K. Lindstrom
Larry K. Lindstrom, P. Eng.
Managing Director